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                                                                    EXHIBIT 99
                                  NEWS RELEASE
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First Commercial Corporation
200 First Commercial Building
Little Rock, Arkansas 72203
http://firstcommercial.com

                                         For additional information contact:
                                           Lynn Wright
                                           Chief Financial Officer
                                           (501)371-7142

NASDAQ Symbol "FCLR"
In Newspaper Stock Tables Generally "FTCmmcl" or "FstCommclCp"

                             FOR IMMEDIATE RELEASE
                             ---------------------

                            Aearth Judgment Reduced

    LITTLE ROCK, AR (June 25, 1996) - First Commercial Bank, a wholly owned subsidiary of First Commercial Corporation (Company), announced today that the trial court in the Aearth Development, Inc., case has further reduced by $7 million the March 13, 1996, $22.5 million jury verdict against the bank. The entire $7 million reduction was from the punitive damages awarded the plaintiffs.

    Combined with the May 1, 1996, $7.3 million set off by the trial court pertaining to monies owed by Aearth Development, Inc., and related interests, to First Commercial Bank, the net jury verdict has thus been reduced to $8.2 million.

    The bank intends to file an appeal of the final judgment seeking to further reduce or reverse the verdict. The ultimate legal and financial liability of the Company in connection with this matter cannot be estimated with certainty, but management, based on the advice of legal counsel that the judgment entered on the verdict will be reversed and dismissed in whole or in part or a new trial ordered in whole or in part, believes that the impact of this matter will not have a materially adverse effect on the Company's financial position. However, if any substantial loss were to occur as a result of this litigation it could have a material adverse impact upon results of operations in the fiscal quarter or year in which it were to be incurred, but the Company cannot estimate the range of any reasonably possible loss.

    First Commercial Corporation is a $5.2 billion bank holding company with affiliate banks in Arkansas, Tennessee, Texas and Louisiana and owns fifty percent of a bank in Oklahoma.